BAGELL, JOSEPHS & COMPANY, L.L.C.

Certified Public Accountants

Securities and Exchange Commission

Washington, DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ladies and Gentlemen:

We have issued our report dated March 23, 2005, accompanying the financial statements of New Design Cabinets, Inc., a development stage company, on Form SB-2 as of December 31, 2004, and for the period September 29, 2004 (Inception) through December 31, 2004.  We hereby consent to the incorporation by reference of said report and to the reference to our firm under the caption "Experts" on the Registration Statement of New Design Cabinets, Inc., a development stage company, on Form SB-2.

Signed,

/s/ Bagell, Josephs & Company, L.L.C.

Bagell, Josephs & Company, L.L.C.

August 30, 2005